Exhibit 10.5

CONSULTING AGREEMENT

CONSULTING AGREEMENT (this “Agreement”), made as of June 24, 2005 (the “Effective Date”) by and between Morgans Hotel Group LLC (the “Company”) and Ian Schrager (“Consultant”).

WHEREAS, the Company is engaged in the business of owning and managing hotels;

WHEREAS, the business affairs of the Company are conducted pursuant to that certain Fifth Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof (the “Company Operating Agreement”);

WHEREAS, the Company and Consultant are parties to that certain employment agreement, dated as of January 1, 2004 (the “Original Employment Agreement”);

WHEREAS, Consultant desires to perform certain services for the Company and the Company desires to retain Consultant as an independent contractor providing such services to the Company as more particularly set forth herein;

WHEREAS, on the date hereof, Consultant and the Company are entering into a Services Agreement (the “Services Agreement”);

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Consultant agree as follows:

1.                                       Agreement; Consulting; Capitalized Terms.

a.                                                              All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Company Operating Agreement.  For purposes of this Agreement, “the date hereof” shall mean the Effective Date.

b.                                                             Effective as of the Effective Date, Consultant shall resign as Chairman, President and Chief Executive Officer of the Company.  Prior to September 15, 2005, neither Consultant nor the Company will issue any press release to the media relating to the terms of this Agreement. During the period from September 15, 2005 through October 15, 2005, Consultant and the Company shall endeavor to agree on a joint press release to the media in a form mutually acceptable to the Company and Consultant.  Subject to Section 9 hereof, in the event the Company and Consultant are unable to agree upon the terms of the joint press release, then from and after October

15, 2005, either of the Company or Consultant may issue a press release on its own.

c.                                                              During the Term (as defined below), the Company agrees to retain Consultant as an independent contractor, and Consultant hereby agrees to be retained by the Company as such, on a non-exclusive basis, to provide the services set forth in Section 2 hereof.  Consultant shall be issued a Form 1099 by the Company in connection with payment of the compensation set forth in Section 5 hereof. Consultant expressly agrees, however, that he (i) shall be, and hereby is, solely responsible for payment of all federal, state and local taxes, as well as workers’ compensation and unemployment compensation taxes, if applicable, in connection with the Consultant’s compensation and benefits provided hereunder, and (ii) shall, and hereby does, indemnify the Company and hold it harmless for any claim or liability therefor.

d.                                                             As of the Effective Date, the Original Employment Agreement shall be hereby terminated and superceded in all respects by this Agreement and the Services Agreement and neither party to the Original Employment Agreement shall have any rights, privileges, duties or obligations to the other party hereto unless expressly set forth herein.

e.                                                              Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other, or as employer and employee.  By virtue of the relationship described herein, Consultant’s relationship to the Company during the Term hereof shall only be that of an independent contractor and Consultant shall perform all services pursuant to this Agreement and the Services Agreement as an independent contractor.

f.                                                                The manner, means, details or methods by which Consultant performs his obligations under this Agreement and the Services Agreement shall be solely within the discretion of Consultant.  The Company shall not have the authority to, nor shall it, supervise, direct or control the manner, means, details or methods utilized by Consultant to perform his obligations under this Agreement and the Services Agreement and nothing in this Agreement or in the Services Agreement shall be construed to grant the Company any such authority.

g.                                                             Nothing contained herein shall, or shall be deemed to, limit or otherwise modify Consultant’s duties and obligations pursuant to Section 6.10(c) of the Company Operating Agreement.

2.                                       Duties and Responsibilities. Consultant’s title with the Company shall be Consultant. Consultant shall have the duties set forth below, each of which shall be performed by the Consultant at the Company’s request and subject to the terms and conditions hereof and at the sole cost and expense of the Company to the extent expressly provided hereunder. In addition, in his capacity as an independent contractor, Consultant shall exercise his own independent and professional judgment in performing his services pursuant to this Agreement and the Services Agreement.  Consultant, in his sole discretion, shall determine the manner, means, details and methods used in performing his services.  The Company retains no control over the manner, means, details and methods used by Consultant in performing the following services:

a.                                                              consulting with the senior executives of the Company on any matters relating to the Company and its assets;

b.                                                             oversee the renovation of the Existing Assets listed on Exhibit A attached hereto pursuant to the applicable Business Plan and Budget and devote such time and attention as is reasonably necessary to oversee the completion of any such renovation projects;

c.                                                              oversee the conversion of the Morgans and Shore Club to condominium/condominium hotels (including, without limitation, the review of feasibility studies, design and development plans, marketing plans, regulatory matters, construction, sales and any other matters reasonably necessary to complete any such conversion projects);

d.                                                             upon the Company’s request with respect to each specific asset, completing a preliminary feasibility study and make a recommendation to the Company relating to the conversion of the Royalton, Mondrian, Clift, Delano and Hudson to residential, hotel condominium or other similar use based upon information currently available to the Company;

e.                                                              assisting with completing, overseeing and making recommendations with respect to any other projects at the Existing Assets, including, without limitation, the Barton Gym at the Hudson and a restaurant at the Royalton; and

f.                                                                assisting with marketing, public relations, special events and related activities at the Existing Assets.

3.                                       Consulting.  Consultant agrees during the Term (as such term is defined in Section 4) to devote a reasonable amount of time to the performance of his duties under this Agreement. From and after the date hereof, Consultant shall not be prohibited from (i) being simultaneously employed during the Term by one or more entities, and (ii) engaging in any business of any type whatsoever, whether or not such business is adverse to the Company or Consultant’s role with the Company (any such business not engaged in for the benefit of the Company or its affiliates is referred to herein as the “Schrager Businesses”); provided, however, that, at any time prior to the expiration or sooner termination of the Term, Consultant and his Affiliates shall be prohibited from, directly or indirectly, soliciting for business the management (including, without limitation, the property management, asset management and the like) of the Shore Club and all duties and responsibilities related to the foregoing, and Consultant and his Affiliates shall not serve in any such capacity.

4.                                       Term.  The term of this Agreement shall commence on the Effective Date and shall expire on December 31, 2007, unless sooner terminated by the Company in accordance with this Agreement (the “Term”).

5.                                       Compensation.

a.                                       Base Compensation.  The Company shall pay Consultant a minimum base compensation per year (“Consultant’s Base Compensation”) as follows:

(i)                                     For calendar year 2005 - $1,067,240;

(ii)                                  For calendar year 2006 - $750,000; and

(iii)                               For calendar year 2007 - $500,000.

Compensation payments shall be made semi-monthly.  Consultant’s Base Compensation for any calendar year during which the services of Consultant are terminated pursuant to this Agreement shall be pro-rated based upon the fraction of the calendar year for which Consultant is providing services to the Company pursuant to this Agreement.

b.                                      Bonuses.  Consultant shall receive an annual bonus (the “Bonus”) as follows:

(i)                                     For calendar year 2005 - 5% of Increased EBITDA (defined below);

(ii)                                  For calendar year 2006 – 3.51% of Increased EBITDA, but in no event shall the Bonus exceed $750,000; and

(iii)                               For calendar year 2007 – 2.34% of Increased EBITDA, but in no event shall the Bonus exceed $500,000.

“Adjusted 2002 Company EBITDA” shall mean Company EBITDA for calendar year 2002, less Company EBITDA (as defined below) attributable to calendar year 2002 with respect to any Subsidiary or business division, unit or operation of the Company that was sold, transferred, spun-off, or otherwise disposed of (collectively, a “Disposition”) prior to the Applicable Year (defined below).  With respect to any Subsidiary or business division, unit or operation which is the subject of a Disposition during the Applicable Year, Company EBITDA attributable to calendar year 2002 with respect to such Subsidiary or business division, unit or operation shall be ratably reduced (on a straight line basis) to reflect the portion of such year following the date of the Disposition.

“Company EBITDA” shall mean the Company’s Subsidiaries net operating income as reflected on the Company’s unaudited income statements (excluding, however, the net operating income of Morgans Hotel Group Management LLC), deducting therefrom the interests of third parties in the (x) hotel properties, and (y) food and beverage joint venture, but prior to deductions for interest expense, income taxes and depreciation and amortization expenses, and excluding therefrom any extraordinary items, including gains or losses from sales of assets or items of a non-recurring nature to the extent such may have otherwise been reflected in the Company’s audited financial statements. Company EBITDA shall not be reduced for refinancing fees, penalties or similar charges, except to the extent paid for out of refinancing proceeds. Company EBITDA for calendar year 2002 is deemed to be $68,998,000.  Company EBITDA for each subsequent year shall be calculated consistent with the manner in which Company EBITDA for calendar year 2002 was calculated, as shown on Exhibit B hereto and eliminating effects of changes in any exchange rates applicable thereto (and which is consistent with the past practice of the Company in determining bonuses for employees of the Company).

“Increased EBITDA” shall mean the positive excess of (x) Company EBITDA for a calendar year (the “Applicable Year”) over (y) Adjusted 2002 Company EBITDA.

c.                                       Payment of Bonuses.  Bonuses hereunder will be determined by the Company on a calendar year basis.  Estimated Bonuses (based on the Company’s unaudited income statements) will be determined as of each December 31 falling within a year of this Agreement, and will be paid as soon after each such December 31 as is practicable, but no later than thirty (30) days thereafter (and shall be appropriately adjusted when the Company’s audited consolidated statements of income are available, such that either (x) Consultant shall repay to the Company any excess amounts paid by the Company to Consultant on account of the estimated Bonus, or (y) the Company shall pay to Consultant any shortage not paid by the Company to Consultant on account of the estimated Bonus.) In each case, the party obligated to make any such payment shall make such payment no later than thirty (30) days after the date on which such audited consolidated statements of income are available, and in conjunction with such payment, Consultant will be given information, by the Company, providing the basis for the determination of his Bonus.  Consultant’s Bonus for any partial calendar year shall be pro-rated based upon the fraction of the calendar year for which Consultant is retained by the Company and shall be calculated based on the amount of Company EBITDA and Adjusted 2002 Company EBIDTA attributable to such fraction of the Applicable Year and calendar year 2002, respectively.  Any disputes relating to the calculation of Consultant’s Bonus hereunder shall be submitted to arbitration in accordance with Section 18 hereof. This Section 5(c) shall survive the expiration or sooner termination of this Agreement.

6.                                       Expense Reimbursement.  The Company shall reimburse Consultant for (or pay directly) reasonable and customary business and business travel expenses incurred by Consultant on behalf of the Company; provided, with respect to private air travel by Consultant, the Company shall pay to Consultant or an entity controlled by Consultant that owns or rents an interest in a private aircraft (x) the sum of $500,000 for calendar year 2005, (y) the sum of $250,000 for calendar year 2006, and (z) the sum of $0 for calendar year 2007, each in equal monthly installments, regardless of actual usage.  Consultant agrees to provide, upon written request of the Company, written substantiation of all business travel expenses in accordance with the Company’s policies from time to time in effect.  At the time of execution of this Agreement, the Company shall pay to Consultant all amounts, if any, accrued and unpaid for the aforesaid aircraft reimbursement for the period from the Effective Date through the date of execution of this Agreement.

7.                                       Consultant Benefits.

a.                                       If and to the extent permitted under the terms of the Company’s plans, during the Term, Consultant will be eligible to participate in all medical insurance programs (including life insurance and disability insurance programs, if and to the extent such programs are made available directly through the Company’s plans)  of the Company as are from time to time generally offered to the Company’s senior level executives.  Prior to the end of the Term, the Company hereby agrees that it will not, without Consultant’s prior written consent, modify the Company’s plans as the same exist on the Effective Date if a result of such modification would be to eliminate the eligibility of the Consultant to participate in such programs or to decrease the benefits available to the Consultant thereunder (such plans, the “Affected Company Plans”); provided, however, that the Company shall be permitted to modify, amend and/or terminate any Affected Company Plan if the Company agrees to pay to Consultant annually the direct cost for Consultant to obtain benefits to replace such eliminated coverage or the amount of the decrease in coverage resulting therefrom, but in no event shall the Company be required to pay Consultant more than $13,000 in the aggregate in any such year as a result thereof.  In addition, (i) from and after the Effective Date through December 31, 2005, Consultant shall be entitled to receive support services which are identical to the support services Consultant received in his capacity as chief executive officer of the Company prior to the date hereof (the “Support Services”), (ii) from and after January 1, 2006 and for the remainder of the Term, Consultant will be entitled to the following: (a) an exclusive full time driver(s) (such driver(s), together with any replacement driver(s) from time to time, the “Driver”; such driver(s) to be compensated at the salary rate and with the bonuses and benefits identical to those currently (i.e., as of the date hereof) and historically received by Consultant’s driver (the “Driver’s Compensation”)) to provide services to Consultant on a five day week, twenty four hour per day basis; (b) a full-time secretary (such secretary, together with any replacement secretary from time to time, the “Secretary”; such secretary to be compensated at the salary rate and with the benefits identical to those currently (i.e., as of the date hereof) received by any of the Consultant’s secretaries assisting Consultant in his capacity as chief executive officer of the Company prior to the date hereof with raises and bonuses comparable to those given by the Company to other secretaries (the “Secretary’s Compensation”)); (c) exclusive use of an automobile leased by the Company and comparable to the automobile currently leased for Consultant’s use, as well as reimbursement against appropriate receipts of the expenses of maintenance, operation, repair and garaging of such automobile; (d) expense reimbursements for business and entertaining expenses incurred in furtherance of the objectives of the Company; and (e) consistent with past practice, complimentary rooms at any of the Company’s hotel properties (whether owned or managed) for (1) Consultant, (2) Consultant’s immediate family members, and (3) any other person, whose presence at the hotel properties Consultant deems, in his reasonable judgment, could advance, or further, the objectives of the Company. The Company also acknowledges that Consultant may designate up to twelve (12) weeks annually during which time Consultant shall not provide any services to the Company, without reduction of the Base Compensation, Bonuses or expense reimbursements to be paid under this Agreement, provided, that the Company’s recourse for Consultant’s failure to provide services hereunder at any other time shall be limited to the recourse set forth herein.  Following the Term, at Consultant’s request, the Company shall arrange to provide Consultant with health insurance benefits substantially similar to those provided to Consultant immediately prior to such date of expiration or earlier termination, at Consultant’s cost.  At any time after the Effective Date, Consultant shall not be prohibited from transferring the Secretary and/or Driver to his payroll, or the payroll of another entity, in which event the Company shall no longer be required to provide the Driver and the Secretary to Consultant and shall reimburse Consultant, or such entity, for the Secretary’s Compensation and/or the Driver’s Compensation, as applicable, as the same is due and payable until the later of (i) December 31, 2005, and (ii) the date this Agreement terminates; provided, however, that in no event shall the Company’s reimbursement to Consultant and or such entity exceed the cost that would have been incurred by the Company for (A) in the case of the Secretary, the Secretary’s Compensation from the date the Secretary is transferred to Consultant’s payroll or to the payroll of another entity to the end of the Term and (B) in the case of the Driver, the Driver’s Compensation from the date the Driver is transferred to Consultant’s payroll or to the payroll of another entity to the end of the Term.

b.                                      The Company will continue to pay all amounts necessary to maintain the COBRA benefits currently in effect for Rita Norona Schrager until the expiration of such benefits. Rita Norona Schrager shall be a third party beneficiary of this Section 7(b). This Section 7(b) shall survive the expiration or sooner termination of this Agreement.

c.                                       The Company will continue to pay all amounts necessary to maintain the COBRA benefits currently in effect for Pamela Gordon Beaton until the expiration of such benefits. Pamela Gordon Beaton shall be a third party beneficiary of this Section 7(c). This Section 7(c) shall survive the expiration or sooner termination of this Agreement.

8.                                       Termination.  This Agreement shall automatically terminate prior to December 31, 2007 upon the occurrence of any one of the circumstances described in this Section 8, in which event the Term shall end at such earlier time:

a.                                       Death.  This Agreement shall be terminated upon Consultant’s death.  Upon such termination, the Company shall pay to Consultant’s estate in a lump sum all amounts due to Consultant which were earned as of the date of such termination pursuant to Section 5 hereof, including his Base Compensation through date of death and an amount equal to the Bonus for the then current calendar year pro-rated to the date of death.  Consultant’s estate shall also receive payment for any unreimbursed portion of the expenses to be reimbursed pursuant to Section 6 hereof accrued for the then current calendar year pro-rated to the date of death.  Payment will be made within thirty (30) days of termination.

b.                                      Disability.  The Company may terminate Consultant’s services hereunder because of Disability (as defined below).  Upon such termination, the Company shall pay to Consultant, or his conservator or designated beneficiary, as the case may be, in a lump sum all amounts due to Consultant which were earned as of the date of such termination pursuant to Section 5 hereof, including his Base Compensation through date of termination for Disability and an amount equal to the Bonus for the then current calendar year pro-rated to the date of termination for Disability, as well as payment for any unreimbursed portion of the expenses payable pursuant to Section 6 for the then current calendar year pro-rated to the date of termination.  Payment will be made within thirty (30) days of termination.  As used in this Agreement, “Disability” shall mean Consultant’s physical or mental incapacity which renders Consultant incapable (including with reasonable accommodation to Consultant’s Disability that does not impose an undue hardship on the Company) of carrying out his duties under this Agreement for a period of one hundred and eighty (180) consecutive calendar days.  Any question as to the existence or extent of a Disability upon which Consultant and the Company cannot agree shall be determined by a qualified, independent physician, mutually satisfactory to the parties.  Consultant, his legal representative and any adult member of his immediate family shall have the right to present to the Company and such physician such information and arguments on Consultant’s behalf as they deem appropriate, including the opinion of Consultant’s personal physician.  During any period of absence due to a disabling condition but prior to the termination of Consultant’s services for Disability, Consultant shall continue to receive all compensation and benefits provided for under this Agreement.

c.                                       Termination by Company for Any Reason.  Notwithstanding anything contained herein to the contrary, (i) the Company may terminate Consultant’s services for any reason in its sole and absolute discretion, provided that no termination of Consultant’s services by the Company for any reason shall occur except upon the giving of at least thirty (30) days’ written notice of termination to Consultant by the Company, and (ii) in the event Consultant’s services are terminated for any reason prior to December 31, 2005, the Company’s only obligation hereunder shall be to pay to Consultant simultaneously with delivery of written notice (x) in a lump sum, his Base Compensation through December 31, 2005, (y) his estimated Bonus for calendar year 2005 in accordance with the provisions of Section 5(c), and (z) any other compensation due, or to become due, as well as expense reimbursements and other benefits owed to Consultant, in each case, through December 31, 2005, and provide Consultant with the Support Services through December 31, 2005.

d.                                      Intentionally Omitted.

e.                                       Intentionally Omitted.

f.                                         Notice of Termination.  Any termination by the Company pursuant to this Section 8 for death or Disability shall be communicated to Consultant or, as applicable, Consultant’s estate, conservator or designated beneficiary, by written notice of termination stating the provision under which the termination is effected.  Such notice of termination shall be effective on the date on which notice shall be deemed given in accordance with Section 19 hereof, subject to such additional notice and cure requirements as may be specified in any particular subsection of this Section 8.

g.                                      Disputes Concerning Termination.  If either Consultant or the Company is the prevailing party in any litigation regarding the Company’s attempt to terminate this Agreement for Disability, the prevailing party shall be entitled to reimbursement for the full cost of any proceedings commenced hereunder, and such other legal proceedings as may be commenced in connection therewith, including payment of the prevailing party’s reasonable attorney’s fees and disbursements.

9.                                       Confidentiality.  During the Term, the Company and Consultant, other than Consultant in the course of performing his duties hereunder, shall be obligated to maintain the confidentiality of, and shall not use except for the benefit of the Company, and except as may be required by law, all trade secrets and other proprietary information of the other, except that Consultant may disclose financial information of the Company to potential lenders and/or investors, advisors and consultants in connection with the Buy/Sell provisions pursuant to Section 11.13 of the Company Operating Agreement, provided, further, however, that any such potential lenders and/or investors, advisors, consultants or third parties who receive such confidential and proprietary information shall agree to maintain the confidentiality of the same.  Proprietary information of the Company or Consultant, as the case may be, shall not include any information which is or has become generally publicly available (other than as a result of a breach by the Company or Consultant under this Agreement or the Services Agreement) or was disclosed to the Company or Consultant by a third party not under any restriction of confidentiality.

10.                                 Non-Disparagement.  During the Term and at all times thereafter, neither the Company nor Consultant shall make disparaging remarks publicly about the other.  The Company and Consultant will cause its officers, directors, employees and Affiliates, as applicable, to comply with the provisions of this Section 10.

11.                                 Intentionally Omitted.

12.                                 Office Space. Throughout the Term, the Company will supply Consultant with the same office as Consultant currently occupies at the Company (or similar space if the Company relocates its offices); provided, however, that Consultant shall relinquish up to one-half of such office space if and when requested to do so by the Company as a result of the Company’s space requirements.  On or before September 30, 2005 or such earlier date elected by Consultant, Consultant shall, at Consultant’s own cost and expense, procure separate office space from the Company for the conduct of the Schrager Businesses. Consultant shall be permitted, however, to conduct any business relating to Consultant’s duties pursuant to this Agreement at the offices of the Company.

13.                                 Gramercy Park. In connection with Consultant’s, or Consultant’s affiliates, development, operation and management of the Gramercy Park hotel and cooperatives (the “Gramercy”), the Company hereby acknowledges and agrees that the Company will for as long as the Company is in the business of providing the same, to provide to the residents of Gramercy the services identified on Exhibit C attached hereto and made a part hereof (the “Gramercy Services”.)  For providing the Gramercy Services, the Company shall have the right to charge the Gramercy residents directly for (i) the actual incremental out-of-pocket costs incurred by the Company and (ii) a reasonable administrative charge, for providing such Gramercy Services to the Gramercy residents (collectively, the “Incremental Gramercy Cost”).  In addition, to the extent the Company charges a hotel guest for any specific Gramercy Service, the Company shall have the right to charge the Gramercy residents for such specific Gramercy Service provided (1) such charge is the same for the hotel guests and the Gramercy residents, and (2) such charge is not duplicative of that which is included within the Incremental Gramercy Cost.  Notwithstanding anything to the contrary contained herein, the Company shall not be required to provide the Gramercy Services to any Gramercy resident who does not timely pay the Company for any Gramercy Services previously provided to any such resident by the Company.  The Company shall have the right to terminate the obligation to provide the Gramercy Services only upon (i) a bona fide sale of the Management Company to an unaffiliated third party, or (ii) the Management Company ceasing to provide management services to all other hotels owned by the Company.  This Section 13 shall survive the expiration or sooner termination of this Agreement.

14.                                 Condominium Conversions.

a.                                       The Company hereby agrees to indemnify Consultant for any claims arising after the date hereof by any third party (other than Consultant or its Affiliates), including for reasonable attorney’s fees and reasonable costs incurred in connection with any claim, made against Consultant in connection with the conversion by the Company of the Shore Club or other Existing Assets that (i) relate to any such conversion, and (ii) result from Consultant’s diminished role in the Company (collectively, “Claims”); provided, however, that nothing contained in this Section 14(a) shall require the Company to, and the Company shall not, indemnify Consultant for any Claims resulting from acts or omissions which constitute gross negligence, willful misconduct or fraud by Consultant.

b.                                      Consultant hereby represents and warrants to the Company that (i) to Consultant’s knowledge, (A) no such Claims exist as of the date hereof, and (B) there is no event that, with the giving of notice, the passage of time or otherwise, would entitle a third party to any Claim, and (ii) that Consultant has made no representation to any third party (whether written, oral or otherwise) that Consultant will have a continued role after the date hereof in the conversion by the Company of the Shore Club or other Existing Assets.

15.                                 Entire Agreement.  This Agreement and the Services Agreement sets forth the entire agreement between the parties with respect to its subject matter and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them (including, without limitation, the Original Employment Agreement) and neither party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement.  This Agreement may not be changed or modified except by an agreement in writing, signed by the parties hereto.

16.                                 Waiver.  Unless specifically set forth in a particular provision of this Agreement, the failure of either party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same.  Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

17.                                 Severability.  In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

18.                                 Dispute Resolution.  Any disputes arising out of the interpretation or application of this Agreement shall be resolved by arbitration before a panel of three (3) arbitrators, to be selected in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then pertaining.  The panel’s award shall be final and binding on the parties hereto, and such award may be entered as a judgment in any court of competent jurisdiction.

19.                                 Notices.  Any notice given hereunder shall be in writing and shall be deemed to have been given when delivered by messenger or courier service (against appropriate receipt), or mailed by registered or certified mail (return receipt requested), addressed as follows:

If to the Company:

MORGANS HOTEL GROUP LLC

c/o NorthStar Hospitality LLC

527 Madison Avenue

New York, NY 10022

Attn:  W. Edward Scheetz

With a copy to:

WACHTELL, LIPTON, ROSEN & KATZ

51 West 52nd Street

New York, NY  10019

Attn:  Robin Panovka, Esq.

If to Consultant:

IAN SCHRAGER

c/o Morgans Hotel Group LLC

475 Tenth Avenue

11th Floor

New York, NY 10018

With a copy to:

SKADDEN, ARPS, SLATE,

MEAGHER & FLOM LLP

Four Times Square

New York, NY 10036

Attn:  Benjamin F. Needell, Esq.

or at such other address as shall be indicated to either party in writing.  Notice of change of address shall be effective only upon receipt.

20.                                 Assignment.  The Company shall not have the right to assign its rights and obligations under this Agreement to any third party without the prior written consent of Consultant (which consent shall not be unreasonably withheld, conditioned, or delayed); provided, however, that the Company shall be permitted to assign its rights and obligations under this Agreement to an Affiliate (as such term is defined in the Company Operating Agreement) of the Company without the consent of, but upon prior written notice to, Consultant.  This Agreement is personal to Consultant, and Consultant may not assign his or her rights and obligations under this Agreement to any third party, without the prior written consent of the Company (which consent shall be granted or withheld in the Company’s sole and absolute discretion).

21.                                 Remedies. Except in the event of Consultant’s bad faith or willful misconduct, the Company’s sole remedy for any breach by Consultant of the terms of this Agreement shall be to terminate this Agreement.  The Company acknowledges that the term willful misconduct shall not be deemed to relate in any way to the manner, means, details and methods used by Consultant in performing the duties and responsibilities required pursuant to the terms hereof, nor to the amount of time invested by Consultant in the performance of such duties.

22.                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to New York conflict of law rules.

23.                                 Descriptive Headings.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

24.                                 Counterparts.  This Agreement may be executed in one or more counterparts, which, together, shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

COMPANY

MORGANS HOTEL GROUP LLC

By:	/s/ W. Edward Scheetz
Name: W. Edward Scheetz
Title: Manager

CONSULTANT

/s/ Ian Schrager
Ian Schrager

Exhibit A

Existing Asset Renovations

Renovation of Delano

Renovation of Royalton

Renovation of Morgans

Renovation of Mondrian

Completion of retail space at Hudson, St. Martin’s Lane, Sanderson and Clift

Exhibit B

Calculation of 2002 Company EBITDA

Ian Schrager Hotels
NOI Summary
Year Ending December 31, 2002

	$000’s

Morgans	3,127	(1)
Royalton	4,457	(1)
Paramount	7,371	(1)
Hudson	20,241	(1), (2)
Empire	2,012	(1)
Delano	14,362	(1)
Mondrian	9,935	(1)
Clift	13	(1)
St. Martins Lane	8,464	(1), (2), (4)
Sanderson	5,269	(1), (2), (4)

NOI per 2003 Budget book	75,251

ISH’s 50% share of the NOI of SC London (London’s F & B JV)	614	(3), (4)

Burford’s 50% share of the NOI of the London hotels	(6,867	)(4)

Total net operating income for 2002	68,998

Notes

(1)          A management fee of 4% is deducted from the NOI of all hotels.

(2)          A chain fee of 2.5% is deducted from the NOI of Hudson and the London hotels only.

(3)          This is ISH’s 50% share of the food and beverage operations at St. Martins Lane and Sanderson in US dollars.

(4)          The UK exchange rate used is $1.56 per £1.

Exhibit C

Gramercy Services

•                  Specialized concierge services provided by a five-star world class concierge team reachable at a toll free number, including, without limitation

•                                          Assistance in gaining access to all restaurants, bars, clubs and retail establishments;

•                                          In-depth knowledge of restaurants, shopping and event planning in key international cities;

•                                          Information concerning nearest English-speaking doctors dentists and lawyers and prescription replacements;

•                                          Assistance in leasing and automobile or charter business jet;

•                                          Local on-site currency conversion and exchange; and

•                                          Access to all David Barton Gyms.

•                  Global Card Privileges (to be effective in all hotels, bars and restaurants owned and/or managed by the Company and its affiliates), including

•                                          Guaranteed admittance to Global Card holder plus 2 guests to bars regardless of reservation policies except in the case of a private event or if the bar is at full capacity;

•                                          Priority restaurant and hotel reservations if at all possible, or if the subject property has no availability, the Global Card holder will be put on a priority wait list and efforts will be made to accommodate walk-ins;

•                                          Hotel upgrades to the best available accommodation at the time of check-in; and

•                                          All requests processed within 24 hours and urgent requests processed as soon as possible.